Exhibit 2.2
AGREEMENT TO PURCHASE STOCK
          This Agreement to Purchase Stock (this “Agreement”), entered into this 31st day of December 2006 (“, is by and between CANEUM, INC., a Nevada corporation (“Buyer”), CANEUM ASIA PACIFIC PTE LTD, a wholly owned subsidiary of Buyer formed under the laws of Singapore, (“Acquisition Sub”) and JLSing, a Singapore company . (“Seller”). Buyer, Acquisition Sub and Seller are referred to collectively herein as the “Parties.”
RECITALS:
          WHEREAS, the Seller has agreed to acquire approximately 45% of the outstanding stock of Continuum Systems Private Limited (the “Target”) before June 30, 2007.
          WHEREAS, Buyer wishes to acquire, and Seller is willing to sell, all 42,689 shares of Target to be acquired by it (the “Target Shares”) for $70,000 on or before Jun 30, 2007.
          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.
          §1. Definitions.
          “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
          “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended. “Buyer” has the meaning set forth in the preface above.
          “Disclosure Schedule” has the meaning set forth in §4 below.
          “Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.
          “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.
          “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Indemnified Party” has the meaning set forth in §8(d) below.

          “Indemnifying Party” has the meaning set forth in §8(d) below.
          “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
          “Knowledge” means actual knowledge after reasonable investigation.
          “Leased Real Property” means all leasehold or subleasehold estates to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.
          “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property.
          “Letter of Intent” means the letter dated November 10, 2006, and signed by Target and, among others, the Seller on November 17, 2006, containing both binding and non-binding provisions.
          “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable; (b) purchase money liens and liens securing rental payments under capital lease arrangements; (c) encumbrances that do not materially impair the ownership or use of the assets to which they relate; (d) liens securing debt that is reflected on the most recent unaudited balance sheet included in Target’s Interim Financial Statements; (e) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (f) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law or governmental regulations; (g) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; (h) any right, title or interest of a licensor under a license; (i) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Target; (j) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (k) liens in favor of other financial institutions arising in connection with Target’s deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; and (l) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.
          “Material Adverse Effect” or “Material Adverse Change” means any effect or change that could reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of Target, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.
          “Most Recent Quarter End” has the meaning set forth in §4(h) below.
          “Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to quantity and frequency).
          “Party” has the meaning set forth in the preface above.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).
          “SEC” means the U.S. Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Securities Laws” shall mean the local, state, provincial, federal, or any jurisdiction otherwise applicable to the transactions contemplated by this Agreement.
          “Seller” has the meaning set forth in the preface above.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
          “Systems” has the meaning set forth in §4(a) below.
          “Target” has the meaning set forth in the preface above.
          “Target’s Interim Financial Statements” has the meaning set forth in §4(g) below.
          “Target’s Year End Financial Statements” has the meaning set forth in §4(g) below.
          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
          “Third-Party Claim” has the meaning set forth in §8(d) below.
          §2. Purchase and Sale of Target Shares.
          (a) Basic Transaction. Prior to June 30, 2007, Buyer will structure a mutually acceptable transaction whereby the Buyer will cause its subsidiary, Caneum Asia Pacific Pte Ltd (“Acquisition Sub”), to acquire all of the Seller’s Target Shares from a yet to be formed offshore company (contemplated to be named “JLSing”) that will be controlled by Seller or through a trustee nominated by Seller. Seller will be responsible for the formation of the Singapore entity. It is contemplated that JLSing will acquire all of the Target Shares when Target’s financial statements reflect that the fair value as calculated by the Reserve Bank of India, or the relevant authority in India, is $70,000 or less. Acquisition Sub will then simultaneously acquire JLSing for $70,000
          (b) Obligation to Pay Purchase Price. In the event that Caneum should fail to complete the acquisition of JLSing by June 30, 2007, Seller will be awarded a one-time bonus of $70,000. The purpose of this bonus will be to remedy the occurrence that Seller continues to hold, directly or through JLSing, the Target Shares at that date, and has not received full consideration for the purchase of the minority position remaining in Target. The one-time bonus will be payable by wire to a bank account that Seller may nominate. The Parties shall cooperate to designate a method by which the Target Shares can be transferred over time to Acquisition Sub. Furthermore, and as a mandatory condition of this one-time payment should it be issued, Seller agrees that the Target Shares will be voluntary and irrevocably forfeited if for any reason Seller is no longer an employee of Caneum or any of its subsidiaries after receiving the one-time bonus consideration. Seller also acknowledges that the one-time bonus represents full and complete consideration and payment for the Target Shares. Additionally, Seller agrees that he will not otherwise dispose of any of the Target Shares to a third party and that Acquisition Sub is entitled to the full ownership of the minority stock position at the time of separation from Caneum or its subsidiaries. Also, Seller shall designate in his last will and testament that the recipient of the Target Shares upon his death shall be Acquisition Sub.
          §3. Representations and Warranties Concerning Transaction.
          (a) Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:
          (i) Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.
          (ii) Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the imposition or creation of a Lien upon or with respect to Target Shares.
          (iii) Target Shares. Seller holds of record and owns beneficially the Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and Securities Laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.
          (iv) Accredited Investor. Seller is an Accredited Investor.
          (b) Buyer’s Representations and Warranties. Buyer and Acquisition Sub, jointly and severally, represent and warrant to Seller as follows:
          (i) Organization of Buyer. Each of Buyer and Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Buyer and Acquisition Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect. Each of Buyer and Acquisition Sub has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
          (ii) Authorization of Transaction. Each of Buyer and Acquisition Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other agreements contemplated hereby to which each is a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party constitute the valid and legally binding obligation of such party, enforceable in accordance with their terms and conditions. Neither Buyer nor Acquisition Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which Buyer or Acquisition Sub is a party have been duly authorized by Buyer or Acquisition Sub, as applicable.
          (iii) Non-contravention. Neither the execution and delivery of this Agreement or the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party, nor the consummation of the transactions contemplated hereby and thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Acquisition Sub is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Acquisition Sub is a party or by which either is bound or to which any of its assets are subject (or result in the imposition of any Lien upon any of its assets). Neither Buyer nor Acquisition Sub is required to give any notice to, make any filing with (except for filings with the Securities and Exchange Commission or state securities agencies as a result of this transaction), or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval could not reasonably be expected to have a Material Adverse Effect.
          (iv) Brokers’ Fees. Neither Buyer nor Acquisition Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby to which either Buyer or Acquisition Sub is a party.
          (v) Investment. Neither Buyer nor Acquisition Sub is acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.
          (vi) Litigation. No action, suit, or proceeding is pending or, to the Knowledge of the directors and officers of Buyer or Acquisition Sub, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any of the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party or (B) cause any of the transactions contemplated by this Agreement or any of the other agreements contemplated hereby to which Buyer or Acquisition Sub is a party to be rescinded following consummation.
          §4. Representations and Warranties Concerning Target. Seller represents and warrants to Buyer and Acquisition Sub as follows and except as set forth in the disclosure schedule delivered by Seller to Buyer and Acquisition Sub on the date hereof and initialed by Seller and by Buyer and Acquisition Sub (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4 and be otherwise qualified as described therein.
          (a) Organization, Qualification, and Corporate Power. Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification could not reasonably be expected to have a Material Adverse Effect. Target has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of Target. Target has no, and since its inception has had no, Subsidiaries.
          (b) Capitalization. The entire authorized capital stock of Target consists of 100,000 Target Shares, of which 94,864 Target Shares are issued and outstanding. No Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. Other than the Target Shares, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. To the Knowledge of the directors and officers of Target, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.
          (c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien could not reasonably be expected to have a Material Adverse Effect. Target is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval could not reasonably be expected to have a Material Adverse Effect.
          (d) Brokers’ Fees. Except for the letter agreement dated January 16, 2006, (the “Finder’s Agreement”) by and between Target and Saffron Capital Merchant Partners LLC (“Finder”), a true and correct copy of which has been furnished to Buyer, Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. Pursuant to the Finder’s Agreement, the sole services provided by the Finder in connection with the transactions contemplated by this Agreement were in a Finder Role, as defined in the Finder’s Agreement, and therefore, the sole compensation due Finder pursuant to such agreement is as set forth in §3(a) of the Finder’s Agreement, namely 2.5 % of the aggregate consideration to be paid to the Seller as set forth in §2(b) above.
          (e) Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, the properties and assets owned by it as of the date of this Agreement, including all assets reflected on its unaudited balance sheet as of its Most Recent Quarter End, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the Most Recent Quarter End.
          (f) [RESERVED]
          (g) Financial Statements. Target has delivered to Buyer copies of Target’s financial statements for the years ended March 31, 2006 and 2005, (“Target’s Year End Financial Statements”), and for the six months ended September 30, 2006 and 2005 (“Target’s Interim Financial Statements”). Target’s Year End Financial Statements have been duly audited by Sarwan Agarwal & Co., Chartered Accountants. Both Target’s Year End Financial Statements and Target’s Interim Financial Statements are true and correct in all material respects and present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods.
          (h) Events Subsequent to Most Recent Quarter End. Since September 30, 2006, (the “Most Recent Quarter End”), there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date:
          (i) Target has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;
          (ii) Target has not entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;
          (iii) no party (including Target) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Target is a party or by which any of them is bound;
          (iv) Target has not imposed any Lien upon any of its assets, tangible or intangible outside of the Ordinary Course of Business;
          (v) Target has not made any material capital expenditures outside the Ordinary Course of Business;
          (vi) Target has not made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (vii) Target has not created, incurred, assumed, or guaranteed more than $5,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;
          (viii) Target has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;
          (ix) there has been no change made or authorized in the charter or bylaws of Target;
          (x) Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;
          (xi) except for a dividend issued in October 2006, Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;
          (xii) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;
          (xiii) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xiv) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
          (xv) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business and has not granted any unusual or extraordinary bonus, benefits, or other forms of direct or indirect compensation to any employee, officer, director, or consultant, except in amounts in keeping with the past practices of Target;
          (xvi) Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);
          (xvii) Target has not made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xviii) Target has not made any loans or advances of money which have not been repaid in full as of the date of this Agreement; and
          (ix) Target has not committed to any of the foregoing.
          (i) Undisclosed Liabilities. Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the most recent balance sheet included with Target’s Interim Financial Statements (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Quarter End in the Ordinary Course of Business.
          (j) Legal Compliance. Target has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.
          (k) Tax Matters.
          (i) Target has filed all federal Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes reflected on such Tax Returns to be due and owing by Target have been paid by Target or will be paid by Target in full, except taxes, if any, that are being contested in good faith through appropriate proceedings. Target currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.
          (ii) There is no material dispute or claim concerning any Tax liability of Target either (A) claimed or raised by any authority in writing or (B) as to which Seller has Knowledge based upon personal contact with any agent of such authority.
          (iii) §4(k) of the Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to Target for taxable periods since its inception, indicates those Tax Returns in those periods that have been assessed, and indicates those Tax Returns that currently are the subject of assessment. Target has delivered to Buyer correct and complete copies of all federal Income Tax Returns, assessment order against, or agreed to by Target since its inception. Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (l) Real Property.
          (i) Target owns no real property.
          (ii) §4(l)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). Target has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in §4(l)(ii) of the Disclosure Schedule, with respect to each of the Leases:
          (A) such Lease is legal, valid, binding, enforceable and in full force and effect;
          (B) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the execution of this Agreement;
          (C) none of Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of the Seller, there are no disputes with respect to such Lease;
          (D) to the Knowledge of the Seller, neither Target nor any other party to the Lease is in material breach of or material default under such Lease, and, to the Knowledge of the Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
          (E) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;
          (F) Target does not owe any brokerage commissions or finder’s fees with respect to such Lease;
          (G) the other party to such Lease, if any, is not an Affiliate of, and otherwise does not have any economic interest in, Target;
          (H) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and
          (I) Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein.
          (iii) The Leased Real Property identified in §4(l)(ii) of the Disclosure Schedule comprises all of the real property used in the business of Target, and Target is not a party to any agreement or option to purchase any real property or interest therein.
          (m) Intellectual Property.
          (i) To the Knowledge of any of the directors and officers of Target, Target has not interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of the directors and officers of Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Seller, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Target in any material respect.
          (ii) §4(m)(ii) of the Disclosure Schedule identifies each patent or registration which has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each material license, sublicense, agreement, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Target has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). §4(m)(ii) of the Disclosure Schedule also identifies each material trade name, unregistered trademark, service mark, corporate name, Internet domain name or copyright and material computer software item used by Target in connection with its business. With respect to each item of Intellectual Property required to be identified in §4(m)(ii) of the Disclosure Schedule:
          (A) Target possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction subject to registration of such items and charges created in the Ordinary Course of Business;

          (B) to the Knowledge of Seller, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
          (C) to the Knowledge of Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and
          (D) Target has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
          (iii) §4(m)(iii) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Target uses pursuant to license, sublicense, agreement, or permission. Target has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule:
          (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;
          (B) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
          (C) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;
          (D) Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and
          (n) Tangible Assets. The machinery, equipment, and other tangible assets that Target owns and leases are free from material defects (patent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).
          (p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party:
          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;
          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 1 year or involve consideration in excess of $5,000;
          (iii) any agreement concerning a partnership or joint venture;
          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
          (v) any material agreement concerning confidentiality or non-competition;

          (vi) any material agreement with the Seller and his Affiliates (other than Target);
          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;
          (viii) any collective bargaining agreement;
          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 or providing material severance benefits;
          (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
          (xi) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;
          (xii) any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
          (xiii) any settlement, conciliation or similar agreement, the performance of which will involve payment after the Effective Date of consideration in excess of $5,000;
          (xiv) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $5,000; or
          (xv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.
Target has delivered to Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of Seller no party is in material breach or default, and to the Knowledge of Seller no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.
          (q) Notes and Accounts Receivable. All notes and accounts receivable of Target are reflected properly in all material respects on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the balance sheet as of the Most Recent Quarter End included in the Target’s Interim Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Effective Date in accordance with the past practice of Target.
          (r) Powers of Attorney. To the Knowledge of the directors and officers of Target, there are no material outstanding powers of attorney executed on behalf of Target.
          (s) Insurance. §4(s) of the Disclosure Schedule sets forth each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which Target is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) neither Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof. §4(s) of the Disclosure Schedule describes any material self-insurance arrangements affecting Target.
          (t) Litigation. §4(t) of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of directors and officers of Target, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. No action, suit, or proceeding in which Target is a party is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could reasonably be expected to (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own Target Shares and to control Target, or (D) materially and adversely affect the right of Target to own its assets and to operate its business.
          (u) Product Warranty. Substantially all of the products developed, sold, leased, and delivered by Target have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the most recent balance sheet included with Target’s Interim Financial Statements (rather than in any notes thereto) as adjusted for operations and transactions through the Effective Date in accordance with the past practice of Target. Substantially all of the products sold, leased, and delivered by Target are subject to standard terms and conditions of sale or lease. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Target (containing applicable guaranty, warranty, and indemnity provisions).
          (v) Product Liability. Target has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product developed, sold, leased, or delivered by Target.
          (w) Employees. Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute since its inception. Target has not committed any material unfair labor practice. None of the directors and officers of Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target. With respect to this transaction, no notice to employees is required under any law or any collective bargaining agreement.
          (x) Employee Benefits. Target does not have any employee benefit plans. Target does not contribute to, have any obligation to contribute to, or have any material liability under or with respect to any employee pension benefit plan.

          (y) Guaranties. Target is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.
          (z) Environmental, Health, and Safety Matters. Target and its Affiliates have complied and are in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.
          (aa) Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Target in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target. Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of Target’s business.
          (bb) Certain Business Relationships With Target. None of and Target’s directors, officers, and employees, has been involved in any material business arrangement or relationship with Target within the past twelve (12) months, and none of Seller and his Affiliates, and Target’s directors, officers, and employees owns any material asset, tangible or intangible, that is used in the business of Target.
          (cc) Customers and Suppliers.
          (i) §4(cc) of the Disclosure Schedule lists the ten largest customers of Target for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net revenue attributable to such customer. §4(cc) of the Disclosure Schedule also lists any additional current customers that Target anticipates in good faith are likely to be among the ten largest customers for the current fiscal year.
          (ii) Since the date of the Most Recent Quarter End, no material supplier of Target has notified that it shall stop, or materially decrease the rate of, supplying materials, products or services to Target, and no customer listed on §4(cc) of the Disclosure Schedule has notified that it shall stop, or materially decrease the rate of, buying materials, products or services from Target.
          §5. Remedies for Breaches of This Agreement.
          (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the execution hereunder (even if a Party knew or had reason to know of any misrepresentation or breach of warranty at the time of execution of this Agreement) and continue in full force and effect for a period of two (2) years thereafter, at which time such representations and warranties shall terminate and expire.
          (b) Indemnification Provisions for Buyer’s Benefit. In the event Seller or Target breaches any of his or its representations or warranties, and provided that Buyer makes a written demand for indemnification against any Seller pursuant to §5(e) below within two years from the Effective Date and otherwise follows the procedures for making indemnification claims set forth in this §5, then, subject to the limitations set forth in this §5, Buyer shall be entitled to be indemnified from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach; provided, however, that there will be a $70,000 aggregate ceiling on the obligation of Seller to indemnify Buyer from and against

Adverse Consequences resulting from, arising out of, relating to, or caused by breaches of the representations and warranties and covenants of Seller contained herein. .
          (c) Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein, and provided that Seller makes a written claim for indemnification against Buyer pursuant to §5(e) below within the survival period (if there is an applicable survival period pursuant to §5(a) above) and otherwise follows the procedures for making indemnification claims set forth in this §5, then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach; provided, however, that there will be a $70,000 aggregate ceiling on the obligation of Buyer to indemnify Seller from and against Adverse Consequences resulting from, arising out of, relating to, or caused by breaches of the representations and warranties of Buyer contained herein.
          (d) Matters Involving Third Parties.
          (i) If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §5, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced. If the contents and delivery of the notice from the Indemnified Party to the Indemnifying Parties satisfy the content and delivery requirements of an Indemnification Demand (as defined in §5(e)) pursuant to §5(e), then such notice shall also be deemed to be an Indemnification Demand.
          (ii) Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve his or its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.
          (iii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with §5(d)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld).
          (iv) In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with §5(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the

Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third-Party Claim to the extent provided in, and subject to the limitations of, this §5. In the event Buyer elects to assert a demand for an adjustment to the Preliminary Purchase Price in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in this §5(d) have been followed, Buyer shall comply with the procedures set forth in §5(e), §5(f) and §5(g) hereof. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in this §5(d).
          (e) Written Demand for Indemnification. In order to seek indemnification under this §5, a Person entitled to indemnification under §5(b) or §5(c) (an “Indemnified Party”) shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Seller (in the case of Indemnification Demands from Buyer) or Buyer (in the case of Indemnification Demands from the Seller) which contains (i) a description and the amount (the “Asserted Adverse Consequences Amount”) of any Adverse Consequences incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this §5 for such Adverse Consequences and a reasonable explanation of the basis therefore, and (iii) a demand for payment in the amount of such Adverse Consequences.
          (f) Response to Demand. Within twenty days after delivery of an Indemnification Demand to the Seller or Buyer (as the case may be), such party shall deliver to the other of such Parties a written response (the “Response”) in which the party providing the Response shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Adverse Consequences Amount (in which case, to the extent the Indemnified Party is entitled to indemnification pursuant to §5(b) or §5(c), the Response shall be accompanied by an adjustment to the Preliminary Purchase Price in accordance with §2(e)(iii) or §2(e)(iv), as applicable (if the Party providing the Response is the Seller), or a payment (if the Party providing the Response is the Buyer) to the Indemnified Party of the full Asserted Adverse Consequences Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Adverse Consequences Amount (such portion, the “Agreed Portion”) (in which case, to the extent the Indemnified Party is entitled to indemnification pursuant to §5(b) or §5(c), the Response shall be accompanied by an adjustment to the Preliminary Purchase Price in accordance with §2(e)(iii) or §2(e)(iv), as applicable (if the Party providing the Response is the Seller), or a payment (if the Party providing the Response is the Buyer) to the Indemnified Party of the Agreed Portion, by check or by wire transfer; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Adverse Consequences Amount.
          (g) Rights of Respective Parties. In the event that the Party providing a Response pursuant to §5(f) shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Adverse Consequences Amount, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of the Asserted Adverse Consequences Amount, the Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Adverse Consequences Amount (or the portion of the Asserted Adverse Consequences Amount not comprising the Agreed Portion). If the Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such Parties. If no such agreement can be reached after good faith negotiation within thirty days after delivery of a Response, either Buyer or any Seller may demand arbitration of any matter set forth in the applicable Indemnification Demand as set forth in §11(i).
          (h) Exclusive Remedy. Except for fraud claims solely against the Persons who committed such fraud, Buyer’s liability to the Seller for Adverse Consequences shall not exceed $50,000. Subject to the previous sentence, no current or former shareholder, director, officer, employee, affiliate or advisor of Target or any affiliate of Target shall have any liability of any nature to Buyer, Target or any affiliate of Buyer or Target with respect to the breach by the Seller or Target of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the transactions contemplated by this Agreement. The Parties acknowledge that (i) except as expressly provided in §3(a), no current or former shareholder, director, officer, employee, affiliate or advisor of Target has made or is making any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied, and (ii) except as expressly provided in §4, Target has not made and is not making, and Buyer is not relying upon, any representations or warranties whatsoever regarding Target or the subject matter of this Agreement, express or implied.
          §6. Miscellaneous.
          (a) No Covenant as to Tax or Accounting Consequences. It is expressly understood and agreed that neither the Buyer nor its officers, agents, accountants, or legal counsel has made any warranty or agreement, expressed or implied, as to the tax or accounting consequences of the transactions contemplated by this Agreement or the tax or accounting consequences of any action pursuant to or growing out of this Agreement.
          (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to consult the other Parties prior to making the disclosure).
          (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof including, but not limited to the Letter of Intent.
          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).
          (f) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          (h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

FAX:

If to Buyer:	170 Newport Center Drive
Suite 210
Newport Beach, CA 92660
Attn: Alan Knitowski, Chairman
FAX: (949) 273-4001

If to Target:

FAX:

Copy to:

FAX:

Ronald N. Vance
Attorney at Law
1656 Reunion Avenue
Suite 250
South Jordan, UT 84095
FAX: (801) 446-8803

Copy to:

FAX:

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
          (i) Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules & Procedures. Any such arbitration shall be held in Orange County, California. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of JAMS. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Buyer and the Seller an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in any Indemnification Demand or as to any other matter under this Agreement shall be subject to the limitations set forth in this Agreement and final, binding and conclusive upon the Parties. All such decisions shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within thirty days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. In the event of an alleged breach of this Agreement by Buyer to pay the $70,000 to Seller, Buyer will pay the costs of Buyer to attend the foregoing arbitration proceeding.
          (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
          (l) Expenses. Each of Buyer, Seller, and Target will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
          (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.
          (n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
          (o) Currency Designations. All denominations of monetary funds in this Agreement shall be deemed to be denominated in U.S. Dollars, unless otherwise indicated.
          §7. Governing Law/JURISDICTION.
          This Agreement shall be construed, interpreted, and enforced in accordance with the laws of California, U.S.A, and shall be subject to the jurisdiction of the courts at Los Angeles.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PARTIES FOLLOW]

SIGNATURE PAGE
          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CANEUM, INC.
By
Suki Mudan, President

SELLER:

Jesper Lindorff, Individually

Exceptions to Representations and Warranties Concerning Target
The following information is provided as full disclosure on potential contingent liabilities of Target which are also set forth in the financial statements of Target:

Item	Impact (Rs.)	Impact (USD)

Potential Tax Liability assoc. with Account of non-receipt of export proceeds of Rs53,93,235	Rs1,815,362	$40,703

Income Tax Assessment for 2004-2005	Rs14,125	$317

Potential Vendor Payable: Five 9, Inc.	Rs724,794	$16,251

Potential Vendor Payable for Computer purchases	Rs682,409	$15,301

Potential Tax Liability assoc. with disallowance of Deprec expense of Rs6,82,409 computer assets w/o bills		$0

Potential Vendor Payable for Other Asset purchases	Rs335,441	$7,521

Potential Tax Liability assoc. with disallowance of Deprec expense of Rs3,35,441 assets w/o bills		$0

Potential Duty Payable	Rs286,407	$6,422

Fees for delayed filings	Rs50,000	$1,121

Fringe Benefit Tax Deposit 2005-2006	Rs235,261	$5,275

Fringe Benefit Tax Deposit Q1 2006-2007	Rs28,050	$629

Total (without deduction for deprec. Disallowance)	Rs4,171,849	$93,539